FOR IMMEDIATE RELEASE

INTER PARFUMS SIGNS AN EXCLUSIVE LICENSE AGREEMENT FOR
ALFRED DUNHILL FRAGRANCES

New York, NY, December 26, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it has entered into a ten-year exclusive worldwide fragrance license to create, produce and distribute perfumes and fragrance-related products under the Alfred Dunhill Limited ("dunhill") brand.  The agreement commences on April 3, 2013 and replaces a previous license agreement with Procter & Gamble that terminates on April 3, 2013.  Inter Parfums will take over production and distribution of the existing Alfred Dunhill fragrance collections.  Sales of current fragrances are planned for Spring 2013 and a new men's scent is contemplated for 2014.

The house of Alfred Dunhill was established in 1893 and since that time has been dedicated to providing high quality men's luxury products, with core collections offered in menswear, leather goods and accessories. The brand has global reach through a premium mix of self-managed retail outlets, high-level department stores and specialty retailers. Known for its commitment to elegance and innovation and being a leader of British men's style, the brand continues to blend innovation and creativity with traditional craftsmanship.

Jean Madar, Chairman and CEO of Inter Parfums, Inc. stated, "We are enthusiastic about collaborating with this premier British brand and building the Alfred Dunhill fragrance enterprise into a major aspirational fragrance brand.  Upon assuming responsibility for the brand, we will fine tune the current fragrance portfolio, which includes fragrances dating from 1934 to 2011.  The new men's scent planned for a 2014 launch will be supported by a distribution strategy that recognizes and utilizes Alfred Dunhill's luxury positioning, along with brand appropriate marketing materials and a media campaign."

Eraldo Poletto, CEO of Alfred Dunhill LTD stated, "We are proud to be partnering with Inter Parfums and look forward to working together to grow and develop our global fragrance business."

About Inter Parfums:

In the nearly 30 years since its founding, Inter Parfums, Inc. has been selected as the fragrance and beauty partner for a growing list of brands that include Burberry, Lanvin, Jimmy Choo, Van Cleef & Arpels, Montblanc, Paul Smith, Boucheron, S.T. Dupont, Balmain, Karl Lagerfeld, Repetto, Alfred Dunhill, Anna Sui, Gap, Banana Republic, Brooks Brothers, bebe, Betsey Johnson, and Nine West.  Inter Parfums is known for innovation, quality and its ability to capture the genetic code of each brand in the products it develops, manufactures and distributes in over 100 countries worldwide.

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved.  In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words.  You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors.  These factors include, but are not limited to, the risks and uncertainties discussed under the headings "Forward Looking Statements" and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission.  Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc. Russell Greenberg, Exec. VP & CFO (212) 983-2640 rgreenberg@interparfumsinc.com www.interparfumsinc.com	-or -	Investor Relations Counsel The Equity Group Inc. Linda Latman (212) 836-9609/llatman@equityny.com Fred Buonocore (212) 836-9607/fbuonocore@equityny.com www.theequitygroup.com